EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 14, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 689 (Energy Portfolio, Series 23, Diversified Healthcare Portfolio, Series 40, Financial Institutions Portfolio, Series 35, and Cohen & Steers REIT Income Portfolio 2007-3) as of August 14, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
August 14, 2007